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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                             THREE MONTHS                    SIX MONTHS
                                                            ENDED FEBRUARY                 ENDED FEBRUARY
                                                      --------------------------     ----------------------------
                                                         2001            2000           2001            2000
                                                      ----------      ----------     ----------    --------------
 BASIC

 Net income                                            $1,722,640     $1,738,285     $3,388,701      $3,523,418
                                                       ----------     ----------     ----------      ----------
 Weighted average shares outstanding (basic)            5,579,777      6,257,547      5,917,188       6,432,641
                                                       ----------     ----------     ----------      ----------
 Basic earnings per share                              $      .31     $      .28     $      .57      $      .55
                                                       ==========     ==========     ==========      ==========

 DILUTED

 Net income                                            $1,722,640     $1,738,285     $3,388,701      $3,523,418
                                                       ----------     ----------     ----------      ----------
 Effect of dilutive securities                            177,187(1)     288,858(1)     165,310(1)      278,491(1)
                                                       ----------     ----------     ----------      ----------
 Weighted average shares outstanding (diluted)          5,756,964      6,546,405      6,082,498       6,711,132
                                                       ----------     ----------     ----------      ----------
 Diluted earnings per share                            $      .30     $      .27     $      .56      $      .53
                                                       ==========     ==========     ==========      ==========


(1) During fiscal year 2001 and 2000, certain shares subject to options to acquire common stock were not included in the computation of EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended February 28, 2001 excluded 757,657 shares subject to options, with exercise prices ranging from $6.91 to $23.75 . The computation for the quarter ended February 29, 2000 excluded 176,700 shares subject to options, with exercise prices ranging from $7.42 to $23.75. The computation for the six months ended February 28, 2001 excluded an average of 781,758 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the six months ended February 29, 2000 excluded an average of 474,805 shares subject to options, with exercise prices ranging from $6.91 to $23.75.